Allied Nevada Announces First Quarter 2008 Financial Results

May 14, 2008, Reno, Nevada  -Allied Nevada Gold Corp. (“Allied Nevada,” “we,” “us” or the “Company”; AMEX and TSX: “ANV”) today announced first quarter results, as filed on May 9, 2008, with the U.S. Securities and Exchange Commission in the Company’s Quarterly Report on Form 10-Q. Allied Nevada commenced operations as an independent company on May 10, 2007, upon the closing of the transactions pursuant to the terms of an Arrangement as described in the Company’s regulatory filings. From its incorporation in 2006 until May 10, 2007, Allied Nevada had been a wholly owned subsidiary of Vista Gold Corp. (“Vista”).

Results of Operations for the Three Months Ended March 31, 2008, Compared with 2007

Allied Nevada reported a consolidated net loss for the three month period ended March 31, 2008, of $6,870,000 compared to a consolidated net loss of $313,000 for the same period in 2007. The increase in the consolidated net loss of $6,557,000 is largely due to an increase of $4,638,000 in exploration, property evaluation and holding costs, an increase of $1,572,000 in corporate administration and investor relations costs, and a decrease of $147,000 of net interest income.

Exploration, property evaluation, and holding costs increased to $4,899,000 in the three month period ended March 31, 2008, as compared with $261,000 for the same period in 2007. The principal variance from the 2007 period related to the Hycroft drilling program. The objective of the drilling program was to confirm and expand the existing oxide gold reserves and to test the economic viability of the sulfide gold and silver mineralization on the Hycroft property. During the three month period ended March 31, 2008, about 140 drill holes were completed and approximately 80,000 feet drilled. There was no comparable work in the 2007 period.

Corporate administration and investor relations costs increased to $1,882,000 in the three months ended March 31, 2008, compared to $310,000 for the same period in 2007. Most increase of $1,572,000 for the 2008 period can be attributed to compensation, benefits, and employee related costs for corporate staff and recognition of stock-based compensation expense to employees and directors. Whereas, the expenses in the 2007 period was attributable to the allocation by Vista of its corporate administration costs to the Vista Nevada Assets based on the relative mineral property carrying values.

We earned $175,000 in interest income in the three months ended March 31, 2008 compared to $245,000 for the same period in 2007. The decrease was primarily the result of interest earned on our liquid savings accounts compared to an allocation of interest income from Vista in the 2007 period.

Financial Position, Liquidity, and Capital Resources

Cash used in operations was $3,241,000 in the three month period ended March 31, 2008, compared to $179,000 in the same period of 2007. The increase in cash used in operating activities of $3,062,000 for the same period in 2007 can be explained by the increase in the consolidated net loss during the 2008 period, which was offset by increase in accounts payable and non-cash stock-based compensation.

Net cash used in investing activities in the three month period ended March 31, 2008, increased to $16,596,000 from $54,000 in the same period of 2007. The increase of $16,542,000 for the period is primarily attributable to the acquisition of a used mining fleet and the capitalization of development costs at the Hycroft mine.

The net cash provided by financing activities was $8,035,000 in the three months ended March 31, 2008, compared to $316,000 in the same period of 2007. The $7,719,000 increase in cash provided by financing activities resulted from borrowings under the Ionic Credit Agreement net of deferred loan costs incurred in establishing the Ionic Credit Agreement.

At March 31, 2008, we had cash and cash equivalents totaling $8,303,000. All cash equivalents were invested in high quality short-term money market instruments, including bankers' acceptances, bank notes, certificates of deposit, government securities, commercial paper, and repurchase agreements of domestic and foreign issuers. At March 31, 2008, we had no funds invested in asset-backed commercial paper.

In April 2008, we completed a public offering of our common stock. We sold and issued 14,375,000 common shares and received aggregate net cash proceeds of approximately $69.0 million. We anticipate using most of the net proceeds for activities in connection with our proposed reactivation of the Hycroft Brimstone Open Pit Mine. We expect that we would use the majority of any remaining proceeds for our Hycroft exploration drilling program which includes a program to confirm and expand the oxide reserves as well as testing the economic viability of the sulfide gold and silver mineralization on the Hycroft property. Pending application of the net proceeds, we will invest the net proceeds in short-term, investment-grade, interest-bearing securities.

About Allied Nevada Gold Corp.

Allied Nevada is engaged in the evaluation, acquisition, exploration and development of gold projects. Its present exploration and development properties are located in Nevada. As previously announced, Allied Nevada is proceeding with plans for reactivation of its Hycroft Brimstone Open Pit Mine in Winnemucca, Nevada and is evaluating the oxide and sulfide resource potential at the Hycroft Mine. Allied Nevada also continues to review and pursue plans to advance its advanced exploration properties and other exploration properties.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding results of exploration drilling and assay programs currently underway at Hycroft, potential for confirming, upgrading and expanding oxide gold mineralized material at Hycroft, results of evaluation of underlying sulfide mineralization at Hycroft, plans for raising external funds , proposed sale of property interest, and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s status as a newly formed independent company and its lack of operating history; risks relating to the planned reactivation of the Hycroft Mine including risks of delays in receipt of reclamation bond approval and delays in completion of construction; availability of outside contractors in connection with Hycroft and other activities; availability and timing of capital for financing the planned reactivation of the Hycroft Mine including uncertainty of being able to raise capital on favorable terms or at all; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; and uncertainties concerning reserve and resource estimates; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise except as may be required under applicable securities laws.

For further information on Allied Nevada, please contact Scott Caldwell or Hal Kirby at (775) 358-4455 or visit the Allied Nevada Website at www.alliednevada.com .